SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071-1406
Phone (757) 670 4818
Fax (757) 670 4685

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$149,401
Class B	$3,425
Class C	$3,828
Class F	$3,420
Total	$160,074
Class 529-A	$2,333
Class 529-B	$238
Class 529-C	$599
Class 529-E	$129
Class 529-F	$167
Class R-1	$115
Class R-2	$2,333
Class R-3	$2,104
Class R-4	$961
Class R-5	$2,151
Total	$11,130

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4100
Class B	$0.2457
Class C	$0.2637
Class F	$0.4241
Class 529-A	$0.4160
Class 529-B	$0.2265
Class 529-C	$0.2463
Class 529-E	$0.3529
Class 529-F	$0.4252
Class R-1	$0.2869
Class R-2	$0.2818
Class R-3	$0.3540
Class R-4	$0.4311
Class R-5	$0.4796

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	390,156
Class B	15,533
Class C	18,692
Class F	11,524
Total	435,905
Class 529-A	7,310
Class 529-B	1,256
Class 529-C	3,045
Class 529-E	476
Class 529-F	496
Class R-1	558
Class R-2	10,922
Class R-3	8,328
Class R-4	3,261
Class R-5	5,527
Total	41,179

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.87
Class B	$37.41
Class C	$37.21
Class F	$38.65
Class 529-A	$38.76
Class 529-B	$37.77
Class 529-C	$37.77
Class 529-E	$38.40
Class 529-F	$38.77
Class R-1	$37.89
Class R-2	$37.93
Class R-3	$38.34
Class R-4	$38.73
Class R-5	$39.10